Exhibit 10.31

February 7, 2019

Carlos E. Campoy

Re:	Amendment to Offer of Employment At Alder BioPharmaceuticals, Inc. (the “Company” or “Alder”) dated December 4, 2018

Dear Carlos:

You and Alder entered into an offer letter agreement dated December 4, 2018 (the “Original Letter Agreement”) whereby you agreed to certain terms of employment as described in that Original Letter Agreement.  For good and valuable consideration, the sufficiency of which is hereby acknowledged, you and the Company hereby agree to amend the Original Letter Agreement as described in this letter amendment (the “Amendment”).

1.The bulleted section entitled “Relocation” is hereby amended and restated in its entirety as follows:

“Relocation:    In connection with this offer of employment, Alder agrees to provide you with relocation assistance, subject to the provisions of this section. Your relocation package includes the following elements:

•

Alder will reimburse you for certain expenses relating to your relocation from Florida to the Seattle area, such as closing costs on the sale of your Florida home, and career transition services for your spouse. These reimbursable expenses shall not exceed $60,000.00 and are only payable upon submission of appropriate documentation for expenses.

•	In addition to your relocation allowance, Alder will provide you with:
•	3 months of temporary housing;
•	Rental car for 2 months;
•	Shipment of one automobile;
•

A one-time fixed payment of $25,000 to be used at your discretion for shipment of your household goods or other expenses associated with establishing your household in the Seattle area (the “Household Goods Payment”); and

•	3 trips between Florida and Washington for you and your spouse.

You must submit any requests for reimbursement expenses by December 31, 2019. Some relocation expenses may be included as taxable wages and other expenses may be deductible and not subject to taxes. Alder will gross up any amounts subject to payroll taxes. Alder will also gross up the the Household Goods Payment, which will paid to you in a lump sum on Alder’s February 2019 payroll payment date. If you voluntarily terminate your employment within 12 months of your official start date with Alder, you will be required to reimburse Alder for 100% of the relocation expenses reimbursed to you or paid on your behalf and for the Household Goods Payment (including any tax gross-up). If you voluntarily terminate your employment within 13-24 months of your official start date with Alder, you will be required to reimburse Alder for 50% of the relocation expenses reimbursed to you or paid on your behalf and of the Household Goods Payment. You hereby expressly authorize the Company to withhold from your final paycheck any amounts owed to Alder, and you agree to repay any balance due in four equal quarterly installment payments, the first payment to be made on the last business day of the month following the month in which your termination is effective.

2.The Original Letter Agreement shall continue in full force and effect as amended by Amendment and the Original Letter Agreement, together with Amendment, constitutes the entire agreement of the parties with respect to the matters set forth herein and there are no other agreements, commitments or understandings among the parties with respect to the matters set forth herein. In the event of any conflict or inconsistency between the provisions of this

Amendment and the provisions of the Original Letter Agreement, the provisions of this Amendment shall govern and control. Each and every other term, condition, and provision set forth in the Original Letter Agreement shall remain in full force and effect in accordance with the terms of the Original Letter Agreement.  From and after the date hereof, all references in the Original Letter Agreement to the “this offer” and “this letter” shall be deemed to mean the Original Letter Agreement as amended by this Amendment.

Sincerely,

Alder BioPharmaceuticals, Inc.

By: /s/ Bob Azelby

Bob Azelby

President and Chief Executive Officer

ACCEPTANCE OF AMENDMENT:

I accept the Amendment described in this letter as of the date executed below.

/s/ Carlos E. Campoy

Carlos E. Campoy

February 7, 2019

Date